Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS SECOND QUARTER RESULTS

Bedminster, N.J. – July 25, 2023 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its second quarter 2023 results.

This earnings release should be read in conjunction with the Company’s Q2 2023 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded total revenue of $57.5 million, net income of $13.1 million and diluted earnings per share (“EPS”) of $0.73 for the quarter ended June 30, 2023, compared to revenue of $61.4 million, net income of $20.1 million and diluted EPS of $1.08 for the three months ended June 30, 2022.

The Company’s return on average assets was 0.82%, return on average equity was 9.43%, and return on average tangible equity was 10.30%, each for the quarter ended June 30, 2023. Loans grew by $70 million to $5.4 billion while deposits declined by $110 million to $5.2 billion during the second quarter. Deposits have declined minimally on a year-to-date basis by $7 million.

The Company’s liquidity position remains strong as balance sheet liquidity (investments available for sale, interest-earning deposits and cash) was $761 million as of June 30, 2023 which is 11.74% of total assets. The Company also has $2.8 billion of external borrowing capacity, when combined with balance sheet liquidity provides us with 283% coverage of our uninsured deposits. Approximately 76% of our deposits are presently covered by FDIC insurance or are fully collateralized.

Douglas L. Kennedy, President and CEO said, “Our second quarter results were disappointing, but reflect the challenging nature of the current interest rate environment and the persistent inversion of the treasury yield curve. These conditions have resulted in compression of our net interest margin for a second consecutive quarter and a reduction in net interest income. The margin compression was primarily driven by an increase in our cost of funds during the first six months of 2023, as wealth and commercial clients moved funds from noninterest-bearing accounts to higher-yielding deposit products and other alternative investments. During these difficult times we are fortunate to be able to rely on a stable stream of wealth-related and other noninterest income, which represented 32% of revenue during the second quarter."

The Company recently announced its plan to expand into New York City. An application has been filed with regulatory agencies to open a location in mid-town Manhattan. The Company has hired and continues to actively recruit from the tri-state area to build a team of experienced financial service professionals to gain entry into this lucrative market.

Mr. Kennedy noted, “With the recent changes to the New York City banking landscape and the void left by the failure of larger, niche financial institutions, we believe the current environment has created an unprecedented opportunity to introduce our brand of private banking to this market. We have the right client-centric culture to take advantage of this rare sequence of events and seize this opportunity. We recently announced that Jeanne Scungio has joined our team as the Market President of New York City. Jeanne has spent the past 20 years as a Senior Leader at First Republic Bank. Under her leadership we expect to build a formidable presence in Manhattan."

The following are select highlights for the period ended June 30, 2023:

Peapack Private Wealth Management:

•
AUM/AUA in our Peapack Private Wealth Management Division totaled $10.7 billion at June 30, 2023, an increase of 4% (14% annualized) over March 31, 2023.
•
Gross new business inflows for Q2 2023 totaled $274 million ($214 million managed). For the first six months of 2023, gross business inflows totaled $528 million ($451 million managed). Managed gross inflows are on a record annualized pace for our Company.
•
Wealth Management fee income of $14.3 million for Q2 2023 comprised 25% of total revenue for the quarter.

Commercial Banking and Balance Sheet Management:

•
The net interest margin ("NIM") was 2.49% in Q2 2023, a decline of 39 basis points compared to Q1 2023 and a decline of 34 basis points when compared to Q2 2022.
•
Total deposits declined $7 million to $5.2 billion from December 31, 2022.
•
Noninterest-bearing demand deposits have declined by $222 million since December 31, 2022, but still comprised 20% of total deposits as of June 30, 2023.
•
Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market accounts) totaled 91% of total deposits at June 30, 2023.
•
Total loans were $5.4 billion at June 30, 2023 reflecting growth of $148 million when compared to $5.3 billion at December 31, 2022.
•
Commercial & industrial lending (“C&I”) loan/lease balances comprised 42% of the total loan portfolio at June 30, 2023.
•
Fee income on unused commercial lines of credit totaled $809,000 for Q2 2023.

Capital Management:

•
During the quarter, the Company repurchased 184,000 shares of Company stock for a total cost of $4.7 million. The Company repurchased 930,977 shares of stock for a total cost of $32.7 million during the year ended December 31, 2022.
•
At June 30, 2023, the Regulatory Tier 1 Leverage Ratio stood at 10.80% for Peapack-Gladstone Bank (the "Bank") and 9.06% for the Company. The Regulatory Common Equity Tier 1 Ratio (to Risk-Weighted Assets) stood at 13.68% for the Bank and 11.47% for the Company. These ratios are significantly above well capitalized standards, as capital has benefitted from strong net income generation.

Non-Core Items:

The June 2023 quarter included the following items, which management believes are non-core items:

•
$209,000 negative fair value adjustment on an equity security held for CRA investment.
•
$1.7 million of expense associated with the recent retirement of certain employees.
•
$318,000 of an income tax benefit for a tax reversal.
•
These items decreased total revenue by $209,000, reduced net income by $1.5 million and EPS by $0.08 for the June 2023 quarter.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

June 2023 Year Compared to Prior Year

	Six Months Ended	Six Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$82.90	$82.51	$0.39	0%
Wealth management fee income	28.01	28.72	(0.71)	(2)
Capital markets activity (A)	1.83	7.51	(5.68)	(76)
Other income (B)	6.80	(3.01)	9.81	N/A
Total other income	36.64	33.22	3.42	10
Operating expenses (C)	73.27	66.83	6.44	10
Pretax income before provision for credit losses	46.27	48.90	(2.63)	(5)
Provision for credit losses	3.21	3.82	(0.61)	(16)
Pretax income	43.06	45.08	(2.02)	(4)
Income tax expense (D)	11.56	11.54	0.02	0
Net income	$31.50	$33.54	$(2.04)	(6)%
Diluted EPS	$1.74	$1.79	$(0.05)	(3)%

Total Revenue (E)	$119.54	$115.73	$3.81	3%

Return on average assets	0.99%	1.09%	(0.10)
Return on average equity	11.44%	12.59%	(1.15)

(A) Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.

(B) Other income for the six months ended June 30, 2022 included a $6.6 million loss on sale of securities. and a fair value adjustment on a CRA equity security of negative $1.2 million.

(C) The six months ended June 2023 included one-time charges of $2.0 million related to the recent retirement of certain employees and $175,000 of expense associated with three retail branch closures. The six months ended June 30, 2022 included $1.5 million of severance expense related to certain staff reorganizations.

(D) Income tax expense for the six months ended June 30, 2023 included a $318,000 tax benefit for the reversal of the New Jersey surtax, which is set to expire on December 31, 2023.

(E) Total revenue equals the sum of net interest income plus total other income.

June 2023 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	June 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2023	2022	(Decrease)
Net interest income	$38.92	$42.89	$(3.97)	(9)%
Wealth management fee income	14.25	13.89	0.36	3
Capital markets activity (A)	0.87	2.86	(1.99)	(70)
Other income (B)	3.46	1.76	1.70	97
Total other income	18.58	18.51	0.07	0
Operating expenses (C)	37.69	32.66	5.03	15
Pretax income before provision for credit losses	19.81	28.74	(8.93)	(31)
Provision for credit losses	1.70	1.45	0.25	17
Pretax income	18.11	27.29	(9.18)	(34)
Income tax expense (D)	4.96	7.19	(2.23)	(31)
Net income	$13.15	$20.10	$(6.95)	(35)%
Diluted EPS	$0.73	$1.08	$(0.35)	(32)%

Total Revenue (E)	$57.50	$61.40	$(3.90)	(6)%

Return on average assets annualized	0.82%	1.30%	(0.48)
Return on average equity annualized	9.43%	15.43%	(6.00)

(A) Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.

(B) Other income for the June 2023 and 2022 quarters included a fair value adjustment on a CRA equity security of negative $209,000 and negative $475,000, respectively.

(C) The June 2023 quarter included one-time charges of $1.7 million associated with the recent retirement of certain employees.

(D) Income tax expense for quarter ended June 30, 2023 included a $318,000 tax benefit for the reversal of the New Jersey surtax, which is set to expire on December 31, 2023.

(E) Total revenue equals the sum of net interest income plus total other income.

June 2023 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	June 30,	March 31,	Increase/
(Dollars in millions, except per share data)	2023	2023	(Decrease)
Net interest income	$38.92	$43.98	$(5.06)	(12)%
Wealth management fee income	14.25	13.76	0.49	4
Capital markets activity (A)	0.87	0.97	(0.10)	(10)
Other income	3.46	3.33	0.13	4
Total other income	18.58	18.06	0.52	3
Operating expenses (B)	37.69	35.57	2.12	6
Pretax income before provision for credit losses	19.81	26.47	(6.66)	(25)
Provision for credit losses	1.70	1.51	0.19	13
Pretax income	18.11	24.96	(6.85)	(27)
Income tax expense (C)	4.96	6.60	(1.64)	(25)
Net income	$13.15	$18.36	$(5.21)	(28)%
Diluted EPS	$0.73	$1.01	$(0.28)	(28)%

Total Revenue (D)	$57.50	$62.04	$(4.54)	(7)%

Return on average assets annualized	0.82%	1.16%	(0.34)
Return on average equity annualized	9.43%	13.50%	(4.07)

(A) Capital markets activity includes fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.

(B) The June 2023 quarter included one-time charges of $1.7 million associated with the recent retirement of certain employees while the March 2023 quarter included $300,000 of expense related to accelerated vesting of restricted stock related to one executive and $175,000 of expense associated with three retail branch closures.

(C) The three months ended June 30, 2023 included a $318,000 tax benefit for the reversal of the New Jersey surtax, which is set to expire on December 31, 2023.

(D) Total revenue equals the sum of net interest income plus total other income.

SUPPLEMENTAL QUARTERLY DETAILS:

Peapack Private Wealth Management

AUM/AUA in the Bank’s Peapack Private Wealth Management (“PPWM”) Division increased to $10.7 billion at June 30, 2023. For the June 2023 quarter, PPWM generated $14.3 million in fee income, compared to $13.8 million for the March 31, 2023 quarter and $13.9 million for the June 2022 quarter. The equity market generally improved during Q2 2023, contributing to the growth in AUM/AUA.

John Babcock, President of Peapack Private Wealth Management noted, “In Q2 2023, total new accounts and client additions amounted to $274 million ($214 million managed), and net flows were positive. As we look ahead in 2023, our new business pipeline is healthy and we remain focused on delivering excellent service and advice to our clients. Our highly skilled wealth management professionals, our fiduciary powers and expertise, our financial planning capabilities and our high-touch client service model distinguishes PPWM in our market and continues to drive our growth and success.”

Loans / Commercial Banking

Total loans grew $148 million or 3% (6% annualized) to $5.4 billion at June 30, 2023 when compared to $5.3 billion at December 31, 2022.

Total C&I loans and leases at June 30, 2023 were $2.3 billion or 42% of the total loan portfolio.

Mr. Kennedy noted, “Our loan growth has historically been strong, however, given economic uncertainty and rising interest rates, we believe loan demand will subside somewhat compared to recent prior years. We began tightening our underwriting in anticipation of a potential economic downturn in early 2022 and have continued this practice in 2023. Given the current environment, we believe we will achieve modest loan growth in 2023.”

Mr. Kennedy also noted, “We are proud to have built a leading middle market commercial banking franchise, as evidenced by our C&I Portfolio, Treasury Management services, and Corporate Advisory and SBA businesses. Additionally, we are encouraged by the expansion into the Life Insurance Premium Finance business and believe it will prove to be a safe and profitable business line that aligns with the Company's overall strategy.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $38.9 million and NIM of 2.49% for Q2 2023 decreased $5.1 million and 39 basis points from NII of $44.0 million and NIM of 2.88%, for the linked quarter (Q1 2023) and decreased $4.0 million and 34 basis points from NII of $42.9 million and NIM of 2.83% for the prior year quarter (Q2 2022). When comparing Q2 2023 to the linked and prior year quarter the Company has seen a rapid increase in interest expense mostly driven by higher deposit rates during 2023. Cycle to date betas are approximately 41%, which is consistent with results across the financial services industry. The intense competition for deposit balances was the primary driver for increased costs.

Funding / Liquidity / Interest Rate Risk Management

Total deposits decreased $6.7 million to $5.2 billion at June 30, 2023. The Company saw limited net deposit outflows during first half of 2023 with most outflow activity related to larger deposit relationships utilizing their funds for normal business purposes such as deployment of excess liquidity into the equity or treasury markets, asset acquisitions or further investments into their businesses, and tax payments. The Company has also seen clients transitioning money into interest-bearing deposit accounts from noninterest-bearing deposit accounts as a result of the rapid increases in the Fed Funds rate.

Mr. Kennedy noted, "Although we did see minimal outflows associated with clients concerned about deposit insurance, our team actively engaged with many of our deposit customers during the first half of 2023 to discuss any concerns and provide assurance regarding the safety and soundness of our institution. Additionally, we migrated $344 million of uninsured deposits this year into fully-insured FDIC products for those customers that desired that type of protection."

Mr. Kennedy also noted, “91% of our deposits are demand, savings, or money market accounts, and our noninterest bearing deposits comprise 20% of our total deposits. 85% of deposits are held by clients with relationships greater than three years old and 66% of deposits are held by clients with relationships greater than five years old. These metrics reflect the core nature of the majority of our deposit base.”

At June 30, 2023, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $761 million (or 12% of assets).

The Company maintains additional liquidity resources of approximately $2.8 billion through secured available funding with the Federal Home Loan Bank and secured funding from the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. In addition, the Company also has access to the Bank Term Funding Program offered by the Federal Reserve Bank if needed.

The Company's total on and off-balance sheet liquidity totaled $3.6 billion, which is 283% of the total uninsured deposits on the Company's balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $868,000 for the June 2023 quarter compared to $966,000 for the March 2023 quarter and $2.9 million for the June 2022 quarter.

	Three Months Ended	Three Months Ended	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022
Gain on loans held for sale at fair value (Mortgage banking)	$15	$21	$151
Fee income related to loan level, back-to-back swaps	—	—	—
Gain on sale of SBA loans	838	865	2,675
Corporate advisory fee income	15	80	33
Total capital markets activity	$868	$966	$2,859

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $3.5 million for Q2 2023 compared to $3.3 million for Q1 2023 and $1.8 million for Q2 2022. Q2 2023 included $809,000 of unused line fees compared to $852,000 for Q1 2023 and $529,000 for Q2 2022. Additionally, Q2 2023 included $221,000 of income recorded by the Equipment Finance Division related to equipment transfers to lessees while Q1 2023 included $145,000. The gain on sale of SBA loans for the first and second quarters of 2023 have been impacted by market volatility resulting in lower sale premiums and origination volumes.

Operating Expenses

The Company’s total operating expenses were $37.7 million for the second quarter of 2023, compared to $35.6 million for the March 2023 quarter and $32.7 million for the June 2022 quarter. The June 2023 quarter included $1.7 million of expense associated with the recent retirement of certain employees. The March 2023 quarter included $300,000 of restricted stock expense associated with an executive retiring and $175,000 of expense associated with the closure of three retail branch locations. The June 2023 quarter also included increases associated with compensation related to the addition of full-time equivalent employees, which grew to 520 at June 30, 2023 compared to 512 at March 31, 2023 and 472 at June 30, 2022, as well as normal annual merit increases.

Mr. Kennedy noted, “The Company is committed to be in a position of strength when industry headwinds recede as evident by the recent announcement of its intention to expand into New York City and the opening of a retail bank location in mid-town Manhattan. We will manage expenses closely and prudently, but will continue to invest to retain talent. We will also grow and expand our core wealth management and commercial banking businesses, including strategic hires and lift-outs if opportunities arise, and invest in digital and other enhancements to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended June 30, 2023 was 27.4%, as compared to 26.4% for the March 2023 quarter and 26.4% for the quarter ended June 30, 2022. The June 30, 2023 quarter benefitted from a $318,000 reversal of a previously recorded New Jersey surtax. The March 31, 2023 quarter benefitted from the vesting of restricted stock at prices higher than grant prices.

Asset Quality / Provision for Credit Losses

Nonperforming assets (which does not include modified loans that are performing in accordance with their terms) were $34.5 million, or 0.53% of total assets at June 30, 2023, as compared to $28.8 million, or 0.44% of total assets at March 31, 2023. The increase during the second quarter was primarily due to one multifamily relationship totaling $7.6 million that transferred to a nonaccrual status during the quarter. Loans past due 30 to 89 days and still accruing were $14.5 million, or 0.27% of total loans.

Criticized and classified loans totaled $112.3 million at June 30, 2023, reflecting an increase from March 31, 2023 and a decline from June 30, 2022 levels. The Company currently has no loans or leases on deferral and accruing.

For the quarter ended June 30, 2023, the Company’s provision for credit losses was $1.7 million compared to $1.5 million for the March 2023 quarter and $646,000 for the June 2022 quarter. The provision for credit losses in the June 2023 quarter was driven by loan growth, in addition to Allowance for Credit Losses ("ACL") to individually evaluated loans related to one loan totaling $7.6 million that was transferred to nonaccrual status.

At June 30, 2023, the allowance for credit losses was $62.7 million (1.15% of total loans), compared to $62.3 million (1.16% of loans) at March 31, 2023, and $59.0 million (1.14% of loans) at June 30, 2022.

Capital

The Company’s capital position during the June 2023 quarter increased as a result of net income of $13.1 million, which was partially offset by the repurchase of 184,000 shares of common stock through the Company’s stock repurchase program at a total cost of $4.7 million and the quarterly cash dividend of $890,000. Additionally, during the second quarter of 2023 the Company recorded a net loss in accumulated other comprehensive income of $522,000 ($3.8 million loss related to the available for sale portfolio partially offset by a $3.2 million gain on cash flow hedges) increasing the total accumulated other comprehensive loss amount to $68.0 million as of June 30, 2023 ($76.0 million loss related to the available for sale portfolio partially offset by a $8.0 million gain on the cash flow hedges).

Tangible book value per share improved during Q2 2023 to $28.98 at June 30, 2023 from $28.20 at March 31, 2023. Tangible book value per share is a non-GAAP financial measure. See the reconciliation tables included in this release. The Company’s and Bank’s regulatory capital ratios as of June 30, 2023 remain strong, and generally reflect increases from March 31, 2023 and June 30, 2022 levels. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modelling an adverse case and severely adverse case. In the most recently completed stress test (as of March 31, 2023), under the severely adverse case, and no growth scenario, the Bank remains well capitalized over a two-year stress period. With an additional stress overlay impacting the industries most affected by the Pandemic more severely, the Bank still remains well capitalized over the two-year stress period.

On June 22, 2023, the Company declared a cash dividend of $0.05 per share payable on August 24, 2023 to shareholders of record on August 10, 2023.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.5 billion and assets under management/administration of $10.7 billion as of June 30, 2023. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers. Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service. Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2023 and beyond;
•
our ability to successfully integrate wealth management firm acquisitions;
•
our ability to manage our growth;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
the continuing impact of the COVID-19 pandemic on our business and results of operation;
•
higher than expected increases in our allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City;
•
a reduction in our lower-cost funding sources;
•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and
•
other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2022. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2023	2023	2022	2022	2022
Income Statement Data:
Interest income	$74,852	$70,491	$64,202	$55,013	$48,520
Interest expense	35,931	26,513	16,162	9,488	5,627
Net interest income	38,921	43,978	48,040	45,525	42,893
Wealth management fee income	14,252	13,762	12,983	12,943	13,891
Service charges and fees	1,320	1,258	1,150	1,060	1,063
Bank owned life insurance	305	297	321	299	310
Gain on loans held for sale at fair value (Mortgage banking) (A)	15	21	25	60	151
Gain/(loss) on loans held for sale at lower of cost or fair value	—	—	—	—	—
Fee income related to loan level, back-to-back swaps (A)	—	—	293	—	—
Gain on sale of SBA loans (A)	838	865	624	622	2,675
Corporate advisory fee income (A)	15	80	8	102	33
Other income	2,039	1,567	1,380	1,868	860
Fair value adjustment for CRA equity security	(209)	209	28	(571)	(475)
Total other income	18,575	18,059	16,812	16,383	18,508
Salaries and employee benefits (B)	26,354	24,586	22,489	22,656	21,882
Premises and equipment	4,729	4,374	4,898	4,534	4,640
FDIC insurance expense	729	711	455	510	503
Other expenses	5,880	5,903	5,570	5,860	5,634
Total operating expenses	37,692	35,574	33,412	33,560	32,659
Pretax income before provision for credit losses	19,804	26,463	31,440	28,348	28,742
Provision for credit losses	1,696	1,513	1,930	599	1,449
Income before income taxes	18,108	24,950	29,510	27,749	27,293
Income tax expense (C)	4,963	6,595	8,931	7,623	7,193
Net income	$13,145	$18,355	$20,579	$20,126	$20,100

Total revenue (D)	$57,496	$62,037	$64,852	$61,908	$61,401
Per Common Share Data:
Earnings per share (basic)	$0.73	$1.03	$1.15	$1.11	$1.10
Earnings per share (diluted)	0.73	1.01	1.12	1.09	1.08
Weighted average number of common shares outstanding:
Basic	17,930,611	17,841,203	17,915,058	18,072,385	18,325,605
Diluted	18,078,848	18,263,310	18,382,193	18,420,661	18,637,340
Performance Ratios:
Return on average assets annualized (ROAA)	0.82%	1.16%	1.33%	1.30%	1.30%
Return on average equity annualized (ROAE)	9.43%	13.50%	15.73%	15.21%	15.43%
Return on average tangible common equity annualized (ROATCE) (E)	10.30%	14.78%	17.30%	16.73%	17.00%
Net interest margin (tax-equivalent basis)	2.49%	2.88%	3.12%	2.98%	2.83%
GAAP efficiency ratio (F)	65.56%	57.34%	51.52%	54.21%	53.19%
Operating expenses / average assets annualized	2.36%	2.26%	2.15%	2.17%	2.11%

(A) Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B) The June 2023 quarter included $1.7 million of expense associated with the recent retirement of certain employees.

(C) The three months ended December 31, 2022 included $750,000 income tax expense (net federal benefit) related to a recent New York City nexus determination change which included $563,000 from prior quarters.

(D) Total revenue equals the sum of net interest income plus total other income.

(E) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(F) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Six Months Ended
	June 30,		Change
	2023	2022	$	%
Income Statement Data:
Interest income	$145,343	$92,660	$52,683	57%
Interest expense	62,444	10,145	52,299	516%
Net interest income	82,899	82,515	384	0%
Wealth management fee income	28,014	28,725	(711)	-2%
Service charges and fees	2,578	2,015	563	28%
Bank owned life insurance	602	623	(21)	-3%
Gain on loans held for sale at fair value (Mortgage banking) (A)	36	398	(362)	-91%
Gain on loans held for sale at lower of cost or fair value	—	—	—	N/A
Fee income related to loan level, back-to-back swaps (A)	—	—	—	N/A
Gain on sale of SBA loans (A)	1,703	5,519	(3,816)	-69%
Corporate advisory fee income (A)	95	1,594	(1,499)	-94%
Other income	3,606	2,114	1,492	71%
Loss on securities sale, net (B)	—	(6,609)	6,609	-100%
Fair value adjustment for CRA equity security	—	(1,157)	1,157	-100%
Total other income	36,634	33,222	3,412	10%
Salaries and employee benefits (C)	50,940	44,331	6,609	15%
Premises and equipment	9,103	9,287	(184)	-2%
FDIC insurance expense	1,440	974	466	48%
Swap valuation allowance	—	673	(673)	-100%
Other expenses	11,783	11,563	220	2%
Total operating expenses	73,266	66,828	6,438	10%
Pretax income before provision for credit losses	46,267	48,909	(2,642)	-5%
Provision for credit losses	3,209	3,824	(615)	-16%
Income before income taxes	43,058	45,085	(2,027)	-4%
Income tax expense	11,558	11,544	14	0%
Net income	$31,500	$33,541	$(2,041)	-6%

Total revenue (D)	$119,533	$115,737	$3,796	3%
Per Common Share Data:
Earnings per share (basic)	$1.76	$1.83	$(0.07)	-4%
Earnings per share (diluted)	1.74	1.79	(0.05)	-3%
Weighted average number of common shares outstanding:
Basic	17,886,154	18,332,272	(446,118)	-2%
Diluted	18,153,267	18,782,559	(629,292)	-3%
Performance Ratios:
Return on average assets (ROAA)	0.99%	1.09%	(0.10)%	-9%
Return on average equity (ROAE)	11.44%	12.59%	(1.15)%	-9%
Return on average tangible common equity (ROATCE) (E)	12.51%	13.86%	(1.35)%	-10%
Net interest margin (tax-equivalent basis)	2.68%	2.76%	(0.08)%	-3%
GAAP efficiency ratio (F)	61.29%	57.74%	3.55%	6%
Operating expenses / average assets	2.31%	2.16%	0.15%	7%

(A) Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B) Loss on sale of securities was a result of a balance sheet repositioning employed in the March 2022 quarter.

(C) The six months ended June 30, 2023 included $2.0 million of expense associated with the recent retirement of certain employees. The six months ended June 30, 2022 quarter included $1.5 million of severance expense related to corporate restructuring.

(D) Total revenue equals the sum of net interest income plus total other income.

(E) Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.

(F) Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2023	2023	2022	2022	2022
ASSETS
Cash and due from banks	$4,859	$6,514	$5,937	$5,066	$6,203
Federal funds sold	—	—	—	—	—
Interest-earning deposits	166,769	244,779	184,138	103,214	147,222
Total cash and cash equivalents	171,628	251,293	190,075	108,280	153,425
Securities available for sale	540,519	556,266	554,648	497,880	556,791
Securities held to maturity	110,438	111,609	102,291	103,551	105,048
CRA equity security, at fair value	12,985	13,194	12,985	12,957	13,528
FHLB and FRB stock, at cost (A)	35,402	30,338	30,672	14,986	13,710

Residential mortgage	575,238	544,655	525,756	519,088	512,341
Multifamily mortgage	1,884,369	1,871,387	1,863,915	1,856,675	1,876,783
Commercial mortgage	624,710	613,911	624,625	638,903	657,812
Commercial and industrial loans	2,278,133	2,266,837	2,213,762	2,099,917	2,048,474
Consumer loans	52,098	49,002	38,014	37,412	37,675
Home equity lines of credit	34,397	33,294	34,496	36,375	36,023
Other loans	269	443	304	259	236
Total loans	5,449,214	5,379,529	5,300,872	5,188,629	5,169,344
Less: Allowance for credit losses	62,704	62,250	60,829	59,683	59,022
Net loans	5,386,510	5,317,279	5,240,043	5,128,946	5,110,322

Premises and equipment	23,814	23,782	23,831	23,781	22,804
Other real estate owned	—	116	116	116	116
Accrued interest receivable	20,865	19,143	25,157	17,816	23,468
Bank owned life insurance	47,382	47,261	47,147	47,072	46,944
Goodwill and other intangible assets	46,624	46,979	47,333	47,698	48,082
Finance lease right-of-use assets	2,461	2,648	2,835	3,021	3,209
Operating lease right-of-use assets	13,500	12,262	12,873	13,404	14,192
Other assets (B)	67,572	47,848	63,587	67,753	39,528
TOTAL ASSETS	$6,479,700	$6,480,018	$6,353,593	$6,087,261	$6,151,167

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,024,105	$1,096,549	$1,246,066	$1,317,954	$1,043,225
Interest-bearing demand deposits	2,816,913	2,797,493	2,143,611	2,149,629	2,456,988
Savings	120,082	132,523	157,338	166,821	168,441
Money market accounts	763,026	873,329	1,228,234	1,178,112	1,217,516
Certificates of deposit – Retail	384,106	357,131	318,573	345,047	375,387
Certificates of deposit – Listing Service	10,822	15,922	25,358	30,647	31,348
Subtotal “customer” deposits	5,119,054	5,272,947	5,119,180	5,188,210	5,292,905
IB Demand – Brokered	10,000	10,000	60,000	85,000	85,000
Certificates of deposit – Brokered	69,443	25,895	25,984	25,974	25,963
Total deposits	5,198,497	5,308,842	5,205,164	5,299,184	5,403,868
Short-term borrowings	485,360	378,800	379,530	32,369	—
Finance lease liability	4,071	4,385	4,696	5,003	5,305
Operating lease liability	14,308	13,082	13,704	14,101	14,756
Subordinated debt, net	133,131	133,059	132,987	132,916	132,844
Due to brokers	—	8,308	—	—	—
Other liabilities (B)	79,264	78,584	84,532	88,174	74,070
TOTAL LIABILITIES	5,914,631	5,925,060	5,820,613	5,571,747	5,630,843
Shareholders’ equity	565,069	554,958	532,980	515,514	520,324
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,479,700	$6,480,018	$6,353,593	$6,087,261	$6,151,167
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$10.7	$10.4	$9.9	$9.3	$9.5

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

(B) The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2023	2023	2022	2022	2022
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	34,505	28,659	18,974	15,724	15,078
Other real estate owned	—	116	116	116	116
Total nonperforming assets	$34,505	$28,775	$19,090	$15,840	$15,194

Nonperforming loans to total loans	0.63%	0.53%	0.36%	0.30%	0.29%
Nonperforming assets to total assets	0.53%	0.44%	0.30%	0.26%	0.25%

Performing modifications (A)(B)	$248	$248	$—	$—	$—

Performing TDRs (C)(D)	$—	$—	$965	$2,761	$2,272

Loans past due 30 through 89 days and still accruing	$14,524	$2,762	$7,592	$7,248	$3,126

Loans subject to special mention	$53,606	$46,566	$64,842	$82,107	$98,787

Classified loans	$58,655	$58,010	$42,985	$27,507	$27,167

Individually evaluated loans	$33,867	$27,736	$16,732	$13,047	$13,227

Allowance for credit losses ("ACL"):
Beginning of quarter	$62,250	$60,829	$59,683	$59,022	$58,386
Day one CECL adjustment	—	—	—	—	—
Provision for credit losses (E)	1,666	1,464	2,103	665	646
(Charge-offs)/recoveries, net (F)	(1,212)	(43)	(957)	(4)	(10)
End of quarter	$62,704	$62,250	$60,829	$59,683	$59,022

ACL to nonperforming loans	181.72%	217.21%	320.59%	379.57%	391.44%
ACL to total loans	1.15%	1.16%	1.15%	1.15%	1.14%
Collectively evaluated ACL to total loans (G)	1.11%	1.11%	1.12%	1.10%	1.09%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $777,000 at June 30, 2023.

(C) Amounts reflect troubled debt restructurings (“TDRs”) that are paying according to restructured terms.

(D) Excludes TDRs included in nonaccrual loans in the following amounts: $13.4 million at December 31, 2022; $12.9 million at September 30, 2022 and $13.5 million at June 30, 2022. On January 1, 2023, the Company adopted Accounting Standards Update 2022-02, which replaced the accounting and recognition of TDRs.

(E) Provision to roll forward the ACL excludes a provision of $30,000 at June 30, 2023, $49,000 at March 31, 2023, a credit of $173,000 at December 31, 2022, a credit of $66,000 at September 30, 2022 and a provision of $803,000 at June 30, 2022 related to off-balance sheet commitments.

(F) Net charge-offs for the quarters ended June 30, 2023 and December 31, 2022 included a charge-off of $1.2 million of a previously established reserve to loans individually evaluated on one commercial real estate loan.

(G) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	June 30,	December 31,	June 30,
	2023	2022	2022
Capital Adequacy
Equity to total assets (A)	8.72%	8.39%	8.46%
Tangible equity to tangible assets (B)	8.06%	7.70%	7.74%
Book value per share (C)	$31.59	$29.92	$28.60
Tangible book value per share (D)	$28.98	$27.26	$25.96

Tangible equity to tangible assets excluding other comprehensive loss*	9.02%	8.77%	8.62%
Tangible book value per share excluding other comprehensive loss*	$32.78	$31.43	$29.19

*Excludes other comprehensive loss of $68.0 million for the quarter ended June 30, 2023, $74.2 million for the quarter ended December 31, 2022, and $58.7 million for the quarter ended June 30, 2022. See Non-GAAP financial measures reconciliation included in these tables.

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	June 30,		December 31,		June 30,
	2023		2022		2022
Regulatory Capital – Holding Company
Tier I leverage	$584,140	9.06%	$557,627	8.90%	$528,646	8.51%
Tier I capital to risk-weighted assets	584,140	11.47	557,627	11.02	528,646	10.70
Common equity tier I capital ratio to risk-weighted assets	584,122	11.47	557,609	11.02	528,622	10.70
Tier I & II capital to risk-weighted assets	773,808	15.20	745,197	14.73	721,503	14.60

Regulatory Capital – Bank
Tier I leverage (E)	$696,399	10.80%	$680,137	10.85%	$646,884	10.42%
Tier I capital to risk-weighted assets (F)	696,399	13.69	680,137	13.45	646,884	13.10
Common equity tier I capital ratio to risk-weighted assets (G)	696,381	13.68	680,119	13.45	646,860	13.10
Tier I & II capital to risk-weighted assets (H)	759,935	14.93	741,719	14.67	706,897	14.31

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($258 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($433 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($356 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($534 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
	2023	2023	2022	2022	2022
Residential loans retained	$39,358	$30,303	$28,051	$17,885	$35,172
Residential loans sold	1,072	1,477	1,840	4,898	9,886
Total residential loans	40,430	31,780	29,891	22,783	45,058
Commercial real estate	43,235	18,990	6,747	7,320	13,960
Multifamily	26,662	30,150	37,500	4,000	74,564
Commercial (C&I) loans/leases (A) (B)	158,972	207,814	238,568	251,249	332,801
SBA	13,713	9,950	17,431	5,682	10,534
Wealth lines of credit (A)	3,950	23,225	7,700	4,450	12,575
Total commercial loans	246,532	290,129	307,946	272,701	444,434
Installment loans	4,587	12,086	1,845	1,253	100
Home equity lines of credit (A)	6,107	2,921	3,815	5,614	3,897
Total loans closed	$297,656	$336,916	$343,497	$302,351	$493,489

	For the Six Months Ended
	June 30,	June 30,
	2023	2022
Residential loans retained	$69,661	$76,719
Residential loans sold	2,549	25,555
Total residential loans	72,210	102,274
Commercial real estate	62,225	39,535
Multifamily	56,812	340,214
Commercial (C&I) loans (A) (B)	366,786	475,830
SBA	23,663	36,627
Wealth lines of credit (A)	27,175	21,975
Total commercial loans	536,661	914,181
Installment loans	16,673	231
Home equity lines of credit (A)	9,028	5,238
Total loans closed	$634,572	$1,021,924

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2023			June 30, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$806,447	$4,900	2.43%	$774,145	$3,535	1.83%
Tax-exempt (A) (B)	1,858	20	4.31	4,193	40	3.82

Loans (B) (C):
Mortgages	557,575	4,942	3.55	513,666	3,630	2.83
Commercial mortgages	2,504,268	26,839	4.29	2,552,128	21,185	3.32
Commercial	2,241,817	35,457	6.33	2,024,457	19,348	3.82
Commercial construction	6,977	165	9.46	16,186	162	4.00
Installment	51,269	841	6.56	37,235	297	3.19
Home equity	33,650	633	7.52	38,061	331	3.48
Other	271	7	10.33	258	6	9.30
Total loans	5,395,827	68,884	5.11	5,181,991	44,959	3.47
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	141,968	1,451	4.09	164,066	314	0.77
Total interest-earning assets	6,346,100	75,255	4.74%	6,124,395	48,848	3.19%
Noninterest-earning assets:
Cash and due from banks	7,800			9,715
Allowance for credit losses	(63,045)			(59,629)
Premises and equipment	23,745			22,952
Other assets	85,969			96,232
Total noninterest-earning assets	54,469			69,270
Total assets	$6,400,569			$6,193,665

LIABILITIES:
Interest-bearing deposits:
Checking	$2,834,140	$22,219	3.14%	$2,493,668	$2,330	0.37%
Money markets	788,745	3,853	1.95	1,234,564	579	0.19
Savings	125,555	45	0.14	163,062	5	0.01
Certificates of deposit – retail	385,211	2,462	2.56	411,202	651	0.63
Subtotal interest-bearing deposits	4,133,651	28,579	2.77	4,302,496	3,565	0.33
Interest-bearing demand – brokered	10,000	125	5.00	85,000	364	1.71
Certificates of deposit – brokered	26,165	196	3.00	33,470	261	3.12
Total interest-bearing deposits	4,169,816	28,900	2.77	4,420,966	4,190	0.38
Borrowings	413,961	5,384	5.20	3,873	10	1.03
Capital lease obligation	4,187	50	4.78	5,406	64	4.74
Subordinated debt	133,090	1,597	4.80	132,803	1,363	4.11
Total interest-bearing liabilities	4,721,054	35,931	3.04%	4,563,048	5,627	0.49%
Noninterest-bearing liabilities:
Demand deposits	1,033,176			1,029,538
Accrued expenses and other liabilities	88,911			79,882
Total noninterest-bearing liabilities	1,122,087			1,109,420
Shareholders’ equity	557,428			521,197
Total liabilities and shareholders’ equity	$6,400,569			$6,193,665
Net interest income		$39,324			$43,221
Net interest spread			1.70%			2.70%
Net interest margin (D)			2.49%			2.83%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	June 30, 2023			March 31, 2023
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$806,447	$4,900	2.43%	$791,125	$4,471	2.26%
Tax-exempt (A) (B)	1,858	20	4.31	1,864	19	4.08

Loans (B) (C):
Mortgages	557,575	4,942	3.55	529,570	4,283	3.24
Commercial mortgages	2,504,268	26,839	4.29	2,478,645	25,917	4.18
Commercial	2,241,817	35,457	6.33	2,201,801	33,369	6.06
Commercial construction	6,977	165	9.46	4,296	88	8.19
Installment	51,269	841	6.56	39,945	609	6.10
Home equity	33,650	633	7.52	33,839	591	6.99
Other	271	7	10.33	276	7	10.14
Total loans	5,395,827	68,884	5.11	5,288,372	64,864	4.91
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	141,968	1,451	4.09	163,225	1,538	3.77
Total interest-earning assets	6,346,100	75,255	4.74%	6,244,586	70,892	4.54%
Noninterest-earning assets:
Cash and due from banks	7,800			10,449
Allowance for credit losses	(63,045)			(61,567)
Premises and equipment	23,745			23,927
Other assets	85,969			84,800
Total noninterest-earning assets	54,469			57,609
Total assets	$6,400,569			$6,302,195

LIABILITIES:
Interest-bearing deposits:
Checking	$2,834,140	$22,219	3.14%	$2,567,426	$16,481	2.57%
Money markets	788,745	3,853	1.95	1,124,047	4,874	1.73
Savings	125,555	45	0.14	141,285	28	0.08
Certificates of deposit – retail	385,211	2,462	2.56	357,953	1,729	1.93
Subtotal interest-bearing deposits	4,133,651	28,579	2.77	4,190,711	23,112	2.21
Interest-bearing demand – brokered	10,000	125	5.00	26,111	208	3.19
Certificates of deposit – brokered	26,165	196	3.00	25,961	205	3.16
Total interest-bearing deposits	4,169,816	28,900	2.77	4,242,783	23,525	2.22
Borrowings	413,961	5,384	5.20	104,915	1,296	4.94
Capital lease obligation	4,187	50	4.78	4,493	53	4.72
Subordinated debt	133,090	1,597	4.80	133,017	1,639	4.93
Total interest-bearing liabilities	4,721,054	35,931	3.04%	4,485,208	26,513	2.36%
Noninterest-bearing liabilities:
Demand deposits	1,033,176			1,176,495
Accrued expenses and other liabilities	88,911			96,631
Total noninterest-bearing liabilities	1,122,087			1,273,126
Shareholders’ equity	557,428			543,861
Total liabilities and shareholders’ equity	$6,400,569			$6,302,195
Net interest income		$39,324			$44,379
Net interest spread			1.70%			2.18%
Net interest margin (D)			2.49%			2.88%
(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2023			June 30, 2022
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$798,828	$9,371	2.35%	$851,059	$7,142	1.68%
Tax-exempt (A) (B)	1,861	38	4.08	4,446	88	3.96

Loans (B) (C):
Mortgages	543,650	9,225	3.39	511,051	7,286	2.85
Commercial mortgages	2,491,527	52,756	4.23	2,453,130	39,360	3.21
Commercial	2,221,921	68,827	6.20	2,016,504	37,550	3.72
Commercial construction	5,644	253	8.97	17,131	322	3.76
Installment	45,638	1,450	6.35	35,863	552	3.08
Home equity	33,744	1,223	7.25	39,147	655	3.35
Other	273	14	10.26	271	11	8.12
Total loans	5,342,397	133,748	5.01	5,073,097	85,736	3.38
Federal funds sold	—	—	—	0	—	-
Interest-earning deposits	152,538	2,989	3.92	145,696	343	0.47
Total interest-earning assets	6,295,624	146,146	4.64%	6,074,298	93,309	3.07%
Noninterest-earning assets:
Cash and due from banks	9,117			8,591
Allowance for credit losses	(62,310)			(60,311)
Premises and equipment	23,835			22,987
Other assets	86,288			132,266
Total noninterest-earning assets	56,930			103,533
Total assets	$6,352,554			$6,177,831

LIABILITIES:
Interest-bearing deposits:
Checking	$2,701,519	$38,700	2.87%	$2,412,456	$3,568	0.30%
Money markets	955,470	8,726	1.83	1,264,167	1,118	0.18
Savings	133,377	74	0.11	159,826	10	0.01
Certificates of deposit – retail	371,657	4,191	2.26	418,642	1,257	0.60
Subtotal interest-bearing deposits	4,162,023	51,691	2.48	4,255,091	5,953	0.28
Interest-bearing demand – brokered	18,011	333	3.70	85,000	737	1.73
Certificates of deposit – brokered	26,064	401	3.08	33,646	522	3.10
Total interest-bearing deposits	4,206,098	52,425	2.49	4,373,737	7,212	0.33
Borrowings	260,292	6,680	5.13	29,550	74	0.50
Capital lease obligation	4,339	103	4.75	5,533	132	4.77
Subordinated debt	133,053	3,236	4.86	132,767	2,727	4.11
Total interest-bearing liabilities	4,603,782	62,444	2.71%	4,541,587	10,145	0.45%
Noninterest-bearing liabilities:
Demand deposits	1,104,440			1,004,055
Accrued expenses and other liabilities	93,650			99,565
Total noninterest-bearing liabilities	1,198,090			1,103,620
Shareholders’ equity	550,682			532,624
Total liabilities and shareholders’ equity	$6,352,554			$6,177,831
Net interest income		$83,702			$83,164
Net interest spread			1.93%			2.62%
Net interest margin (D)			2.68%			2.76%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Tangible Book Value Per Share	2023	2023	2022	2022	2022
Shareholders’ equity	$565,069	$554,958	$532,980	$515,514	$520,324
Less: Intangible assets, net	46,624	46,979	47,333	47,698	48,082
Tangible equity	$518,445	$507,979	$485,647	$467,816	$472,242
Less: other comprehensive loss	(67,997)	(67,445)	(74,211)	(74,983)	(58,727)
Tangible equity excluding other comprehensive loss	$586,442	$575,424	$559,858	$542,799	$530,969

Period end shares outstanding	17,887,895	18,014,757	17,813,451	17,920,571	18,190,009
Tangible book value per share	$28.98	$28.20	$27.26	$26.10	$25.96
Tangible book value per share excluding other comprehensive loss	$32.78	$31.94	$31.43	$30.29	$29.19
Book value per share	31.59	30.81	29.92	28.77	28.60

Tangible Equity to Tangible Assets
Total assets	$6,479,700	$6,480,018	$6,353,593	$6,087,261	$6,151,167
Less: Intangible assets, net	46,624	46,979	47,333	47,698	48,082
Tangible assets	$6,433,076	$6,433,039	$6,306,260	$6,039,563	$6,103,085
Less: other comprehensive loss	(67,997)	(67,445)	(74,211)	(74,983)	(58,727)
Tangible assets excluding other comprehensive loss	$6,501,073	$6,500,484	$6,380,471	$6,114,546	$6,161,812

Tangible equity to tangible assets	8.06%	7.90%	7.70%	7.75%	7.74%
Tangible equity to tangible assets excluding other comprehensive loss	9.02%	8.85%	8.77%	8.88%	8.62%
Equity to assets	8.72%	8.56%	8.39%	8.47%	8.46%

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Return on Average Tangible Equity	2023	2023	2022	2022	2022
Net income	$13,145	$18,355	$20,579	$20,126	$20,100

Average shareholders’ equity	$557,428	$543,861	$523,406	$529,160	$521,197
Less: Average intangible assets, net	46,828	47,189	47,531	47,922	48,291
Average tangible equity	$510,600	$496,672	$475,875	$481,238	$472,906

Return on average tangible common equity	10.30%	14.78%	17.30%	16.73%	17.00%

	For the Six Months Ended
	June 30,	June 30,
Return on Average Tangible Equity	2023	2022
Net income	$31,500	$33,541

Average shareholders’ equity	$550,682	$532,624
Less: Average intangible assets, net	47,007	48,503
Average tangible equity	503,675	484,121

Return on average tangible common equity	12.51%	13.86%

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30,	March 31,	Dec 31,	Sept 30,	June 30,
Efficiency Ratio	2023	2023	2022	2022	2022
Net interest income	$38,921	$43,978	$48,040	$45,525	$42,893
Total other income	18,575	18,059	16,812	16,383	18,508
Add:
Fair value adjustment for CRA equity security	209	(209)	(28)	571	475
Less:
Gain on sale of property	—	—	(275)	—	—
Income from life insurance proceeds	—	—	(25)	—	—
Total recurring revenue	57,705	61,828	64,524	62,479	61,876

Operating expenses	37,692	35,574	33,412	33,560	32,659
Less:
Accelerated Expense for Retirement	1,665	300	—	—	—
Branch Closure Expense	—	175	—	—	—
Total operating expense	36,027	35,099	33,412	33,560	32,659

Efficiency ratio	62.43%	56.77%	51.78%	53.71%	52.78%

	For the Six Months Ended
	June 30,	June 30,
Efficiency Ratio	2023	2022
Net interest income	$82,899	$82,515
Total other income	36,634	33,222
Add:
Fair value adjustment for CRA equity security	—	1,157
Less:
Loss on securities sale, net	—	6,609
Total recurring revenue	119,533	123,503

Operating expenses	73,266	66,828
Less:
Swap valuation allowance	—	673
Accelerated Expense for Retirement	1,965	—
Branch Closure Expense	175	—
Severance expense	—	1,476
Total operating expense	71,126	64,679

Efficiency ratio	59.50%	52.37%